(e)(14)
COMMONWEALTH OF MASSACHUSETTS

SUPERIOR COURT
SUFFOLK, ss		Civ. Action No. 09-0269-BLS

MARTIN ALBRIGHT AND VITO CARUSO,	)
individually and on behalf of all others similarly	)
situated,	)
)
Plaintiffs,	)
)
V.	)
)
MARK LEUCHTENBERGER, STÉPHANE	)
BANCEL, M.D., GAREN BOHLIN, JEFFREY	)
COURTNEY, ROSEMARY A. CRANE,	)
WILLIAM W. CROUSE, ERIC M. GORDON,	)
PH.D., DILIP MEHTA, M.D., PH.D,	)
TARGANTA THERAPEUTICS CORPORATION, THE MEDICINES	) )
COMPANY, AND BOXFORD	)
SUBSIDIARY CORPORATION,	)
)
Defendants.	)
)

AFFIDAVIT OF MATTHEW MORRIS IN SUPPORT OF
PLAINTIFFS’ MOTION FOR PRELIMINARY INJUNCTION

State of Texas	)
	)	ss.:
County of Dallas	)
     Before the undersigned, an officer duly commissioned by the laws of the State of Texas, on this 15th day of February 2009, personally appeared Matthew Morris, who having been first duly sworn, deposes and states:
     I, Matthew Morris, state under penalty of perjury that:

     1. I am the Managing Director of Fin Econ Partners, a financial advisory firm specializing in financial, economic and valuation issues relating to transactions, public reporting, tax planning, intellectual property and litigation. A copy of my curriculum vitae, which outlines my background and professional experience, is attached as Schedule A. I have acted as a financial advisor in numerous transactions over the course of my professional career. As part of my advisory practice, I routinely provide financial counsel to buyers and sellers of companies and prepare valuation and fairness opinions for a variety of purposes. Over the course of my career, I have prepared numerous valuations and other financial analyses of companies operating in the biotechnology / pharmaceutical industry and also worked for a biotech firm earlier in my career.
     2. I was retained by Plaintiffs’ legal counsel in connection with the above-captioned matter relating to a tender offer made by an affiliate of The Medicines Company, Inc. (“Medicines”) to acquire the shares of Targanta Therapeutics Corporation (“Targanta” or the “Company”) for upfront cash consideration of $2 per share plus additional cash consideration that is contingent on achieving certain future milestones (the “Proposed Transaction”).
     3. I relied on several sources of information, including documents produced in this matter, filings with the Securities and Exchange Commission (“SEC”) and other public information. To the extent additional information is made available to me after the date of this opinion, I expressly reserve the right to update my analysis and opinion as appropriate. Although referred to in my affidavit, I have not attached a copy of Targanta’s Recommendation Statement contained in the Form 14D-9 filed with the SEC on January 27, 2009 (the “14D-9”), which is attached as Exhibit A to Plaintiffs’ Memorandum in Support of Motion for Preliminary Injunction.

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     4. Based on a review of the materials provided and my significant experience in the valuation of assets and securities, it is my considered opinion that the 14D-9 lacks specific information that is significant in Targanta’s shareholders’ determination of whether to tender or withhold their shares.
THE PROBABILITY WEIGHTINGS ASSOCIATED WITH TARGANTA’S FINANCIAL PROJECTIONS ARE CRUCIAL TO UNDERSTANDING THE COMPANY’S FINANCIAL PROSPECTS AS WELL AS THE VALUE OF THE CONTINGENT PAYMENT RIGHT
     5. The probability weightings associated with Targanta’s financial projections are important for two reasons. First, these weightings are a significant driver of Targanta’s future revenue and profits. By their nature, financial projections relating with unapproved drugs, devices and other medical products often include assumptions about the probability and timing of future regulatory approval(s). To accomplish this, projections incorporate a time series of probabilities associated with various stages of the regulatory approval process, and these probabilities are typically the primary factors influencing value. To illustrate, consider the following examples. If a drug company with no marketable products had a potential blockbuster drug in its pipeline, investors would value the company more highly if the drug had a 90% chance of regulatory approval versus only a 10% chance, all else equal. Conversely, investors would value the company more highly if the drug was anticipated to be approved in one year as opposed to five years. The probability weightings associated with Targanta’s financial projections contain embedded information about the probability and timing of the regulatory approval of the individual products under development. Because Targanta is still in its pre-revenue phase, there is no reliable way to evaluate Targanta’s future financial prospects or the

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relative financial merit of the Proposed Transaction without an understanding of the probability weightings associated with the Company’s financial projections.
     6. Second, the probability weightings are critical to the valuation of the contingent consideration portion of the Proposed Transaction (the “Contingent Payment Right”). The Contingent Payment Right entitles Targanta’s shareholders to additional payments if certain milestones are achieved. Generally described, the Contingent Payment Right includes up to $1.00 per share if the Company’s oritavancin antibiotic is approved for marketing in Europe for the treatment of complicated skin and skin structure infections (“cSSSI”), up to an additional $1.20 per share if certain milestones are achieved with respect to its approval for treatment of cSSSI in the United States and an additional $2.35 per share if aggregate net sales of oritavancin products exceed $400 million in any four-quarter period ending on or before December 31, 2021.1 Without understanding the probabilities and the timing related to achieving these milestones, there is no practical method by which the present value of the Contingent Payment Right can be estimated on a risk-adjusted basis. Given that the Contingent Payment Right potentially represents the lion’s share of the Proposed Transaction consideration, Targanta’s shareholders are unable to properly assess the risk and value of its collection in the context of assessing the financial merit of the Proposed Transaction.
     7. For the reasons stated above, the probability weightings associated with Targanta’s financial projections are necessary to develop an accurate assessment of the Company’s financial prospects and to value the Contingent Payment Right and are, therefore, essential in evaluating the Proposed Transaction.

[1]	14D-9, pp. 2-3

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Signed under the pains and penalty of perjury this 15th day of February 2009,

/s/ Matthew Morris
MATTHEW MORRIS, CFA

State of Texas
County of Dallas
SUBSCRIBED AND SWORN to before me this 15th day of February, 2009

/s/ Brandi Fulmer
Notary Public for Texas
My Commission Expires: 3/7/2012

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EXHIBIT A

Schedule A: Curriculum Vitae of Matthew Morris

FIN|ECON
Partners, Inc.
finance ☐ economics ☐ strategy

Matthew Morris, CFA, CLP

Biography
Mr. Morris is the Managing Director of Fin | Econ Partners, a corporate finance advisory firm specializing in the practical application of financial, economic and valuation principles to solve a variety of challenges. The scope of his work with clients includes financial and economic analyses for transactions, intellectual property strategy, asset and securities valuation and commercial disputes. Mr. Morris possesses a broad range of noteworthy industry experience in the following markets:

▪	Aerospace & defense	▪	Distribution
▪	Banking & insurance	▪	Energy, utilities & chemicals
▪	Biotechnology, healthcare & pharma	▪	Real estate & hospitality
▪	Computer software & hardware	▪	Retail
▪	Construction & materials	▪	Sports & entertainment
▪	Consumer products	▪	Telecommunications
Mr. Morris has been published on several occasions and has served as a consulting or testifying expert in a number of litigation matters. Cases in which he has prepared financial analyses and estimations of economic damage include merger-related litigation, patent infringement and fraud.
Formal Education
Master of Science, Finance
     University of Strathclyde, Glasgow, Scotland
MIM, International Management
     Schiller University, Heidelberg, Germany
Bachelor of Arts, History (cum laude)
     University of Dallas, Dallas, Texas
Secondary Education
     Cistercian Preparatory School, Irving, Texas
Accreditations and Designations
Chartered Financial Analyst (CFA)
Certified Licensing Professional (CLP)
Phi Alpha Theta
Organizations and Professional Associations
Entrepreneurs’ Organization (EO)
CFA Institute
CFA Society of Dallas-Fort Worth
Licensing Executives Society (Past Chair, D/FW Chapter)
American Finance Association
Institute for the Study of Business Markets (ISBM)
Advisory Committee — Patent Rules Task Force for the Northern District of Texas
University of Dallas Graduate School of Management — Adjunct Faculty Member
Lakeland Academy — Board Member & Finance Committee Chair

FIN|ECON
Partners, Inc.
finance ☐ economics ☐ strategy

Matthew Morris, CFA, CLP

Publications
Royalty Securitizations: Were “Bowie Bonds” Just a Fad?
Capital Formation Institute Website
Victor’s Little Secret
VALUE Advisory, Summer 2003
Will SFAS 141 Make a Difference?
VALUE Advisory, Fall 2002
How to Enhance the Value of Patents
DFW TechBiz, September 17, 2001
The Pre-lPO Cheap Stock Issue: Sources and Solutions
Capital Network’s Capital Update, Spring 2000
The Valuation of Asset Holding Companies
Financial Valuation: Businesses and Business Interests, 1999 Update, Warren Gorham & Lamont
Selected Lectures and Presentations
Navigating the Changing Landscape for Technology Assets
World’s Best Technologies Showcase, Arlington, Texas — 2008
Creating and Measuring Early Stage Value
World’s Best Technologies Showcase, Arlington, Texas — 2007
Strategic Value Creation
Guest Lecturer, University of Texas at Arlington — 2006
Royalty Rate, Licensing & Litigation
World’s Best Technologies Showcase, Arlington, Texas — 2006
Value-Based Solutions for Consumer Products Issues
LES Annual Conference, Phoenix, Arizona — 2005
Early Stage Valuation
Minnesota Chapter of LES, Minneapolis, Minnesota — 2005
Business Valuation (conference co-chair)
Accounting and Finance for Attorneys, Dallas and Houston, Texas — 2005
Extracting Value from Trademark Assets
IP Licensing Nuts and Bolts: Strategy, Negotiation and Drafting, Houston / Austin, Texas - 2004/2005
Introduction to Finance (conference co-chair)
Accounting and Finance for Attorneys, Dallas and Houston, Texas — 2005
Strategies and Solutions for Optimizing IP Valuation & Value Creation (conference chair)
World Research Group, Chicago, Illinois — 2004
Introduction to Brand Finance
LES Annual Meeting, San Diego, California — 2003
Topics in Valuation
Internal Revenue Service Gift & Estate Section, Ft. Worth, Texas — 2002
Early Stage Company Valuations and the Cheap Stock Issue
CLE Seminar, Gray Cary Ware & Freidenrich; Austin, Texas — 2000

CERTIFICATE OF SERVICE
     I, Kristin J. Moody, hereby certify that a true and correct copy of the above document was served on counsel for the defendants via U.S. mail and electronic mail.

February 17, 2009	/s/ Kristin J. Moody
Kristin J. Moody